Exhibit 10.1

SENIOR UNSECURED PROMISSORY NOTE

US$26,330,000	June 14, 2011

FOR VALUE RECEIVED, the undersigned, GLOBAL CROSSING LIMITED, an exempted company with limited liability formed under the laws of Bermuda (the “Company”), promises to pay on December 14, 2011 (the “Maturity Date”) to the order of STT CROSSING LTD or assignee (“Payee”), in lawful money of the United States of America, in immediately available funds, the principal amount of $26,330,000.

(1) INTEREST. The Company promises to pay interest on the principal amount of this Note, which shall accrue at 9% per annum from the date hereof through and including the Maturity Date, in arrears on the Maturity Date. The Company will pay interest on overdue principal and interest from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. This Note will be payable as to principal and interest by wire transfer of immediately available funds in accordance with wire transfer instructions to be provided by Payee to the Company. Such payment will be in currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) OPTIONAL PREPAYMENT. The Company shall have the right to prepay, upon 10 days’ prior written notice to the Payee, the principal amount outstanding hereunder in whole (but not in part) without premium or penalty at any time, provided that the Company shall at the same time pay to the Payee accrued interest on the amount prepaid to and including the date of prepayment.

(4) MANDATORY PREPAYMENY UPON CERTAIN EVENTS UNDER AMALGAMATION AGREEMENT.

(a) On the date on which all conditions to the closing of the “Amalgamation” (as defined in the Agreement and Plan of Amalgamation, dated April 10, 2011, by and among Level 3 Communications, Inc., Apollo Amalgamation Sub, Ltd. and the Company (the “Amalgamation Agreement”)) have been satisfied or waived, other than those conditions that by their nature are to be satisfied at the closing, provided that such conditions are reasonably capable of being satisfied at the closing, the Company shall make payment to the Payee in an amount equal to the principal amount hereof plus accrued interest hereon through and including the date of such payment.

(b) If the Amalgamation Agreement is terminated for any reason, the Company shall make payment to the Payee in an amount equal to the principal amount hereof plus accrued interest hereon through and including the date of such payment on the date that is 45 days after the termination of the Amalgamation Agreement (or such other earlier or later date prior to the Maturity Date as the parties may mutually agree, in which case the Company shall make such payment to the Payee on such agreed date).

(5) MANDATORY REPAYMENT UPON A CHANGE OF CONTROL. If a “Change of Control” occurs, the Company shall promptly, and in any event within four days after such occurrence, make payment to the Payee in an amount equal to the principal amount hereof plus accrued interest hereon through and including the date of such payment. “Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole;

(b) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation), the result of which is that any person (including any “person” as such term is used in Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Company, measured by voting power rather than number of shares; or

(c) the first day on which a majority of the members of the Board of Directors of the Company are persons who were neither members of such Board on the date hereof nor nominated for election or elected to such Board with the approval of a majority of Board members on the date hereof.

Paragraph (4) and this paragraph (5) shall be without prejudice to the Company’s obligation to make payment in accordance with the first paragraph and paragraph (1), for the avoidance of doubt.

(6) DEFAULTS AND REMEDIES. Each of the following shall constitute an “Event of Default” hereunder:

(i) default in the payment when due of the principal of or interest on this Note;

(ii) default, event or other matter under any mortgage, indenture, agreement or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries (or the payment of which is guaranteed by the Company or any of its subsidiaries), whether such indebtedness or guarantee now exists, or is hereafter created, if that default, event or other matter: (A) is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of any grace period provided in such indebtedness or guarantee on the date of such default, event or other matter (a “Payment Default”); or (B) results in the acceleration or requirement for payment of such indebtedness prior to its express maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or for which payment has been accelerated or required for payment prior to maturity, aggregates US$40.0 million (or the US Dollar equivalent thereof) or more;

(iii) failure by the Company or any of its subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction or competent tribunal or tribunals aggregating US$40.0 million (or the US Dollar equivalent thereof) or more, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

(iv) the Company or any of its significant subsidiaries (which for the purposes of this paragraph (6) shall mean a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X, but substituting “5 percent” for “10 percent” each time the latter appears therein or any group of subsidiaries that, taken together, would constitute a significant subsidiary defined as such) (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (a “Bankruptcy Law”), (B) consents to the entry of an order for relief against it in an involuntary Bankruptcy Law case, (C) consents to the appointment of a custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, (E) takes any corporate action, legal proceeding or other procedure or step in relation to the adoption of a plan relating to its liquidation, dissolution or voluntary winding up, or (F) generally is not paying its debts as they become due;

(v) an involuntary case or other proceeding is commenced against the Company or any of its significant subsidiaries (as defined above) with respect to it or its debts under any Bankruptcy Law seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its significant subsidiaries or for any substantial part of the property and assets of the Company or any of its significant subsidiaries and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Company or any of its significant subsidiaries under any Bankruptcy Law; or

(vi) the Company fails to comply with any term of the written consent of the Payee dated April 10, 2011 that was given in connection with the Payee’s approval of the transactions contemplated by the Amalgamation Agreement.

Upon the occurrence of any Event of Default, the principal amount of this Note plus accrued interest hereon through and including the date of payment will become due and payable immediately without further action or notice.

(7) WAIVER OF PRESENTMENT. The Company hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Without prejudice to the foregoing, any notice given by the Payee shall be deemed to be duly given to the Company (i) if given by hand or sent by registered post or by courier using an internationally recognized courier company, at the time of delivery at the Company’s address: 200 Park Avenue, Florham Park, New Jersey 07932, or (ii) if sent by fax, at its fax number: (973) 360-0538 at the time of transmission in legible form. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

(8) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(9) EXPENSES. The Company shall pay all of the reasonable out of pocket expenses of the Payee, its affiliates and their legal and financial advisors incurred in connection with the preparation, execution, delivery and enforcement of this Note.

(10) WITHHOLDING TAXES. All payments hereunder will be made free and clear of and without withholding or deduction for or on account of any present or future tax or other governmental charge (collectively, “Taxes”) assessed by Bermuda or any other jurisdiction from or through which payment on this Note is made or in which the Company is resident, unless the withholding or deduction of such Taxes is then required by law, in which case the Company will pay such additional amounts as may be necessary in order that the net amounts received in respect of such payments, after such deduction or withholding, will not be less than the amounts which would have been received in respect of such payments in the absence of such deduction or withholding; provided, however, that no such additional amounts will be payable with respect to: (a) any Taxes that would not have been assessed but for the existence of a connection between the Payee and the relevant taxing jurisdiction (other than the ownership of this Note); or (b) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes.

IN WITNESS WHEREOF, THE UNDERSIGNED HAS CAUSED THIS INSTRUMENT TO BE DULY EXECUTED AS OF THE DATE AND YEAR FIRST SET FORTH ABOVE.

GLOBAL CROSSING LIMITED

By:	/s/ John Kritzmacher
Name: John Kritzmacher
Title: CFO